Exhibit 99.1

NEWS RELEASE for November 15, 2010 at 4:00 PM EDT

Contact:	Allen & Caron Inc	Gail M. Sasaki
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST REPORTS THIRD QUARTER, NINE-MONTH RESULTS

Year-over-Year Revenues for Third Quarter Up 64 Percent; Margins Increase

IRVINE, CA (November 15, 2010) . . . Netlist, Inc. (NASDAQ: NLST) today reported financial results for the third quarter and nine months ended October 2, 2010.

Revenues for the third quarter ended October 2, 2010, were $10.6 million, up 64 percent from revenues of $6.4 million for the third quarter ended October 3, 2009.  Sequentially, revenues improved 14 percent from the $9.3 million in revenues for the second quarter ended July 3, 2010.  Gross profit for the third quarter ended October 2, 2010, was $3.0 million, or 28.6 percent of revenues, compared to a gross profit of $1.6 million, or 24.3 percent of revenues, for the third quarter ended October 3, 2009.  Sequentially, gross profit improved 66 percent and gross margin improved 9 percentage points from the second quarter ended July 3, 2010.

Net loss for the third quarter ended October 2, 2010, was $4.9 million, or $0.20 loss per share compared to a net loss in the prior year period of $2.1 million, or $0.11 loss per share.  The increased loss was primarily attributable to higher engineering, sales and marketing costs associated with technology development, and sampling and qualification efforts at various OEMs and end-users. These results include stock-based compensation expense in the third quarter ended October 2, 2010, of $0.4 million compared with $0.6 million in the prior year period.

“Revenues from our base business continued to grow and gross profit  improved in the third quarter,” Chief Executive Officer C.K. Hong said. “In addition, our engineering and marketing teams have been extremely busy and engaged with potential customers for our HyperCloud™ and NetVault™ products, including demonstrations, simulations and multiple meetings with large end-users of server technologies. ”

Revenues for the nine months ended October 2, 2010, were $27.8 million, up 136 percent from revenues of $11.8 million for the nine months ended October 3, 2009.  Gross profit for the nine months ended October 2, 2010, was $6.7 million, or 24.0 percent of revenues, compared to gross profit of $1.3 million, or 10.8 percent of revenues for the nine months ended October 3, 2009.

Net loss for the nine months ended October 2, 2010 was $11.9 million, or $0.51 loss per share, compared to a net loss in the prior year period of $9.9 million, or $0.50 loss per share.  These results include stock-based compensation expense for both periods of $1.2 million.

As of October 2, 2010, cash, cash equivalents, and investments in marketable securities were $19.0 million, total assets were $35.8 million, working capital was $20.6 million, total debt was $1.7 million, and stockholders’ equity was $24.8 million.

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss and review the financial results for the third quarter and nine months ended October 2, 2010.  The dial-in number for the call is 1-877-941-2068.  The live webcast and archived replay of the call can be accessed in the Investors section of Netlist’s website at www.netlist.com.

About Netlist:

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for datacenter server and high-performance computing and communications markets. Netlist’s flagship products include HyperCloud™ Memory, which breaks traditional memory barriers, and the NetVault™ family of products, including both battery and flash memory-based subsystems, which enables data retention for weeks following a disaster. The memory technologies are developed for applications in which high-speed, high-capacity memory, enhanced functionality, small form factor, and heat dissipation are key requirements. These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Founded in 2000, Netlist is headquartered in Irvine, California with manufacturing facilities in Suzhou, People’s Republic of China.  For more information, visit the company’s website at www.netlist.com.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, continuing development, qualification and volume production of NetVault™ NV and HyperCloud™; the rapidly-changing nature of technology; risks associated with intellectual property, including the costs and unpredictability of litigation over infringement of our intellectual property and the possibility of the Company’s  patents being reexamined by the United States Patent and Trademark Office; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components and vendors in the supply chain; fluctuations in the market price of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated February 19, 2010, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

Netlist, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

Net sales	$10,565	$6,446	$27,759	$11,781
Cost of sales(1)	7,545	4,879	21,103	10,507
Gross profit	3,020	1,567	6,656	1,274
Operating expenses:
Research and development(1)	4,958	1,975	11,156	5,619
Selling, general and administrative(1)	2,986	2,115	8,163	6,170
Total operating expenses	7,944	4,090	19,319	11,789
Operating loss	(4,924)	(2,523)	(12,663)	(10,515)
Other income (expense):
Interest income (expense), net	(3)	(25)	1	75
Other income, net	—	4	71	134
Total other income (expense), net	(3)	(21)	72	209
Loss before provision (benefit) for income taxes	(4,927)	(2,544)	(12,591)	(10,306)
Provision (benefit) for income taxes	12	(458)	(713)	(409)
Net loss	$(4,939)	$(2,086)	$(11,878)	$(9,897)
Net loss per common share:
Basic and diluted	$(0.20)	$(0.11)	$(0.51)	$(0.50)

Weighted-average common shares outstanding:
Basic and diluted	24,799	19,855	23,422	19,855

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$11	$146	$33	$213
Research and development	134	156	297	262
Selling, general and administrative	268	329	891	753

MORE-MORE-MORE

Netlist, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	October 2,	January 2,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$14,722	$9,942
Investments in marketable securities	3,426	3,949
Accounts receivable, net	6,951	4,273
Inventories	3,861	2,232
Prepaid expenses and other current assets	1,522	854
Total current assets	30,482	21,250

Property and equipment, net	4,275	4,779
Long-term investments in marketable securities	894	941
Other assets	172	221
Total assets	$35,823	$27,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,234	$4,057
Accrued payroll and related liabilities	1,884	2,332
Accrued expenses and other current liabilities	566	605
Accrued engineering charges	573	661
Current portion of long-term debt	640	108
Deferred gain on sale and leaseback transaction	20	108
Total current liabilities	9,917	7,871
Long-term debt, net of current portion	1,078	51
Total liabilities	10,995	7,922

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.001 par value - 90,000 shares authorized; 25,306 (2010) and 20,111 (2009) shares issued and outstanding	25	20
Additional paid-in capital	88,812	71,332
Accumulated deficit	(63,904)	(52,026)
Accumulated other comprehensive loss	(105)	(57)
Total stockholders’ equity	24,828	19,269
Total liabilities and stockholders’ equity	$35,823	$27,191

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